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CORPORATE PARTICIPANTS

Nahla Azmy Rockwood Holdings, Inc. - VP of IR & Communications

Robert Zatta Rockwood Holdings, Inc. - CEO & CFO

CONFERENCE CALL PARTICIPANTS

Bob Koort Goldman Sachs - Analyst

Rob Betz Credit Suisse - Analyst

Silke Kueck JPMorgan Chase & Co. - Analyst

James Sheehan SunTrust Robinson Humphrey - Analyst

john Harrison First Analysis Securities - Analyst

John Segrich Lorem Ipsum - Analyst

Neal Sangani Goldman Sachs - Analyst

Chris Shaw Monness, Crespi, Hardt & Co. - Analyst

Richard O’Reilly Revere Associates - Analyst

Rosemarie Morbelli Gabelli & Co. - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by, and welcome to the Rockwood Holdings 2014 second quarter conference call.

(Operator Instructions)

As a reminder, this conference is being recorded. I’ll now turn the conference over to Nahla Azmy, Vice President, Investor Relations and Communications. Please go ahead.

Nahla Azmy - Rockwood Holdings, Inc. - VP of IR & Communications

Thank you, Kathy. Good morning, everyone, and welcome to Rockwood’s second quarter 2014 earnings conference call. Robert J. Zatta, our Chief Executive Officer and Chief Financial Officer, will provide a formal presentation after which we will have a Q&A session. You can follow the presentation for our call on our web site at rocksp.com.

As an initial matter, we would like to note that our discussions today may include statements regarding the proposed merger between Rockwood and Albemarle corporation. Certain statements regarding this transaction, as well as certain statements related to our expectations or projections for the future, may constitute forward-looking statements within the meaning of the federal securities laws. Although they reflect our current expectations, they involve known and unknown risks, and uncertainties, and are not guarantees of future performance.

You should review our earnings release and form 10-K filed with the SEC for more information regarding factors that could cause actual results to differ materially from these projections or expectations. We do not plan to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. You should also know that this communication does not constitute an offer to sell or solicitation of an offer to buy any securities or solicitation of any voter approval.

In connection with the proposed transaction with Albemarle, Albemarle will file with the SEC a registration statement on Form S-4 that will include a preliminary joint proxy statement/prospectus regarding the proposed transaction. You should review these and other materials filed with the SEC carefully, as they will include important information regarding the proposed transaction. Rockwood, Albemarle, their respective directors, executive officers, and certain other persons may be deemed to be participants in the solicitation of proxies, in favor of the proposed transaction.

Information regarding Rockwood’s directors and executive officers is available in the proxy statement filed with the SEC by Rockwood on March 28, 2014. And additional information will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

In addition, some of our comments will reference non-GAAP financial measures. A reconciliation to the most directly comparable GAAP financial measure is contained in our earnings release and on this call’s presentation.

So with that, I’d like to turn the call over to Bob.

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

Thanks, Nahla, and good morning, everyone. Thank you for participating in our second quarter earnings conference call. Please note all of my comments this morning will relate to our continuing businesses. Rockwood’s second quarter has been, to say the least, an eventful quarter for the Company.

In my prepared comments, I will first provide an overview of our business unit’s performance and a summary of Rockwood’s financial results, followed by some comments on the announced merger with Albemarle. After that, we will open it up to Q&A.

Turning to page 6 of our presentation, I am very pleased to report that Rockwood had strong results for the second quarter of 2014. Both of our businesses are performing in line with our expectations, despite some sluggish economic conditions in some sectors. Net sales were up 4.1% versus last year, driven by strong performance in our surface treatment business, and significantly higher sales in our battery-grade Lithium business.

Sales have been negatively affected by significantly lower potash sales — and you are all familiar with this situation — and also lower sales of organometallics, which is primarily butyllithium, as a result of a major customer developing their own synthesis compound and moving away from our product. In terms of adjusted EBITDA we were up 3% driven by higher sales, with slight offset by the higher SG&A incurred in order to position ourselves for future growth. Our adjusted EPS was up 59% versus the same period last year.

If you would, please turn to page 8, as page 7 is self explanatory. Page 8 is our Lithium business. The quarter was impacted by three major events. First, sales and adjusted EBITDA have been negatively impacted by lower potash sales. We have discussed this in the past and have highlighted this on the page.

Second, we recorded lower butyllithium sales. I mentioned this already, but it had a meaningful impact in the quarter.

And third, on a very positive note, we have included about one month of adjusted EBITDA from our 49% share of Talison, which was about $3 million. Now, there’s a lot of activity within the global Lithium business, and Rockwood is doing very well.

Our plants are running at or near capacity in terms of lithium carbonate equivalents production, and so we are not chasing lower price volume in Asia. As a result, we have continued to maintain very strong EBITDA margins.

Importantly, and I would like to stress this, the future of our Lithium business is in the battery grade growth. In the second quarter, those battery grade products were up more than 20% versus last year, and close to 25% on the year-to-date basis.

Plus, I’m sure everyone saw the news from Panasonic and Tesla this past week regarding their growth plans. Given such meaningful progress and with our strong management team and uniquely positioned portfolio of resources, we continue to be confident in the performance of this business for the long term.

Now, please turn to page 9, our surface treatment business. Our surface treatment business continues to roll with very impressive sales and adjusted EBITDA growth. The EBITDA margin in the quarter and year to date is meaningfully ahead of last year. We have a terrific management team in place, and I’m very confident this business can continue to deliver strong results as we move forward.

Page 10 of the presentation is our reported income statement for the second quarter and first six months of 2014. Please note the businesses we sold in 2013 are reflected in discontinued operations. We reported sales of $362.3 million for the quarter, as compared with $347.9 million in the same period last year, an increase of 4.1%.

As I noted earlier, sales were up versus last year primarily due to higher volumes and selling prices in most surface treatment markets, as well as for lithium battery applications, partially offset by lower sales of butyllithium and potash. We reported gross profit of $163 million or 45% of sales for the second quarter. The higher sales volume noted above had a variable effect on gross margin in the current year quarter.

SG&A expense is higher in the second quarter of 2014 versus last year, primarily due to some higher salary expense and surface treatment on business growth and additional D&A on manufacturing sites not included in discontinued operations. In the second quarter, we reported operating income of $53.7 million, which was 14.8% of sales.

The next major item is net interest expense. Net interest expense decreased from the prior year quarter, due to the repayment of all of the outstanding borrowings under the senior secured credit facility in September 2013.

With regard to income taxes, we recorded an income tax provision of $12.3 million on income from continuing operations of $46.4 million for the second quarter. On an adjusted basis, the effective tax rate for the second quarter was 9.2%. Our effective tax rate in the quarter, on an adjusted basis, benefited from the release of some tax reserves, which had been on our books for a number of years and for which the statute of limitations has expired in the quarter.

Turning to page 11, page 11 presents the reconciliation of net income to adjusted EBITDA. This page shows income from continuing operations of $46.4 million, adding back interest expense and D&A brings us to a subtotal of $85.9 million. We then have several one-time adjusting items, which brings us to the adjusted EBITDA from continuing operations of $88.7 million.

Page 12 provides a detailed reconciliation of net income and EPS on a reported basis to net income and EPS as adjusted. As you can see, the adjustments are shown on an after-tax basis and include the same items already identified on the previous charts. This gives us an adjusted EPS from continuing operations of $0.62 per share, for the second quarter.

Finally, page 13 shows our free cash flow. As you can see, there was an inflow of $4.4 million in the second quarter. Now, this schedule includes discontinued operations and reflects CapEx spend for the new color pigments plant and growth CapEx to support our capacity expansion of LCEs in Chile. Just considering free cash flow from continuing operations, our free cash flow on a year-to-date basis is actually very strong.

Now, in summary, if you would please turn to page 15 of the presentation, we always like to compare our actions to what we have told you and that is what you see on page 15. We are proud of all of our accomplishments. However, it is clear that the main event is the merger of Rockwood and Albemarle, which we announced on July 15.

The combination of these two companies creates one of the world’s, if not the world’s, premiere specialty chemical company. It brings together businesses with market leading positions, across high margin, for margin businesses, and with excellent long-term growth prospects. And, most importantly, as we said in our earnings press release, by merging with Albemarle we are achieving an attractive price for our shareholders while participating in the future growth of this premiere specialty chemicals company.

And with that, I’m happy to answer any questions. Kathy?

QUESTION AND ANSWER

Operator

Thank you.

(Operator Instructions)

Our first question will come from Bob Koort with Goldman Sachs. Go ahead, please.

Bob Koort - Goldman Sachs - Analyst

Thank you. Good morning. Bob, two questions I had for you.

One, you mentioned that the free cash flow from continuing ops looks much more robust than the reported. Can you give us some more granular detail on that?

And then secondly, I think you’d mentioned most of your Lithium businesses were operating at pretty full rates. Could you talk about where the Talison assets are operating? And what the path towards higher rates there would be?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

Absolutely. As far as the free cash flow is concerned, you know, probably half of the CapEx that we spent in the quarter was related to the discontinued operations. Mostly against the plant that we’re building in Augusta, Georgia.

If you look at just the continuing operations on a year-to-date basis, our free cash flow was probably around $25 million. And that includes what we’re spending for the facility down in Chile. So, it’s pretty much in line, or right in line with what we had been expecting for those businesses.

As far as our capacity is concerned, a couple of points. First of all, as you know, we have the new hydroxide facility in King’s mountain, which we are operating at this point. We do have upside capacity in that facility. And, obviously, as the demand for lithium hydroxide grows next year we’ll be able to support some of that growth.

We have the facility in Chile, which is coming on board for Lithium carbonate, which will probably start up in mid-time 2015, and then it’ll probably take about three years to ramp up to, let’s say, full capacity. As far as the operation in Talison is concerned, they’re running at — they have excess capacity at this point in terms of what they’ve currently got in place. They put additional capacity in, I think it was about two years ago.

But, of course, at this point, in order for us to take full advantage of that, in terms of the ore coming out, or the lithium concentrate coming out of that facility, we would want to look at expanding our lithium hydroxide capacity from the ore.

Bob Koort - Goldman Sachs - Analyst

Bob, would you ever find the location for that lithium hydroxide plant? Do you sense there’s some advantage in building it in the US if there’s a big US demand opportunity?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

We have not, at this point, made any decision on that. I think, as we’ve talked in the past, we’re looking at all of the factors, including what kind of governmental support we can get, the logistics involved, where the location would be. We’ve considered the US; we’ve considered Australia; we’re considering Germany. Pretty much anywhere in the world that makes sense to us we’re looking into.

Our teams, our Lithium teams, are actively engaged in that right now. But to answer your specific question, if it made sense in the US because the big demand was there, clearly, that would make a lot of sense to us as well. But, we haven’t made any decisions on this at this point.

Bob Koort - Goldman Sachs - Analyst

Great. Thanks for the help.

Operator

Thank you. Our next question will come from John McNulty with Credit Suisse. Please go ahead.

Rob Betz - Credit Suisse - Analyst

Good morning, guys. This is Rob Betz in for John.

Just a quick question on the Albemarle deal. Have there been any discussions around the value of the transaction or structure of the deal given that the total price of the deal has slid with Albemarle stock dipping?

I think the price, as it stands now, only represents a single digit premium for Rockwood shareholders, relative to where the stock was trading before the deal was announced. So, I wanted to see if you had some color there?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

Yes, at this point we have not — we have no intentions of having conversations in that regard.

Rob Betz - Credit Suisse - Analyst

Okay, and just a follow up. Have you seen any other interests from other buyers who could potentially come in and put a competing offer for the company? Or, if not, is that a possibility going forward?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

Yes, whether it’s a possibility or not, I have no idea. We’re very happy with the transaction that we have, and we’re working real hard to get that done.

Rob Betz - Credit Suisse - Analyst

Great. Appreciate the color.

Operator

Thank you. We have a question now from Silke Kueck with JPMorgan. Go ahead, please.

Silke Kueck - JPMorgan Chase & Co. - Analyst

Good morning, how are you?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

Very well, Silke, thank you.

Silke Kueck - JPMorgan Chase & Co. - Analyst

What was behind the strength in the surface and coatings business? And who else, outside of Henkel, do you compete with?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

Well, the business, the surface treatment business, the strength really came from the three areas that you’d expect, volume, price, and the inclusion of our joint venture from India. And, of the growth that we recorded in that business, which was about, just under 11%, it was kind of a third, a third, a third. It was across the board.

Our aerospace business is doing very well. We have excellent results, for example with Airbus. And, we have added another aerospace customer this past year, which is kicking into our numbers. But, generally speaking, it’s kind of across the board.

Henkel is, obviously, our big competitor. But, around the world, there’s a lot of small players, and we’re very effective in competing, whether it’s in Asia, or whether it’s in Latin America, or whether it’s in Europe, or wherever.

Silke Kueck - JPMorgan Chase & Co. - Analyst

What would you say your second and third largest competitors are in that space?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

Probably I would guess PPG, maybe, and then also the Japanese company, Nippon Paint.

Silke Kueck - JPMorgan Chase & Co. - Analyst

Nippon, okay. Secondly, are there any other tax reserves that can be unwound? With the very low tax rate in the quarter, are there more tax reserves and can you quantify them? Or are those going to benefit Albemarle down the road?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

As far as tax reserves are concerned, our philosophy is that we want to manage the whole P&L. So, every single quarter, every single day of the week, our tax people are looking at what we have. And, this is an example of it.

These are long and hard discussions to find these things, to work on them, to make sure that we’ve got our act together, and it’s not the kind of thing that you can predict easily. But, it’s something that we do all the time. And, I would guess that as time pass, we’ll continue to find opportunities.

Silke Kueck - JPMorgan Chase & Co. - Analyst

Are there still any existing NOL’s that somehow would be unwound with the pending transaction with Albemarle?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

I don’t think so.

Silke Kueck - JPMorgan Chase & Co. - Analyst

Okay. And just a question of your application, on the CapEx. Did you say that so far you’ve spent something like $45 million on the building the color pigment in Augusta?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

As far as the plant in Augusta is concerned, on a year-to-date basis we’ve spent about $40 million. And that’s probably the bulk of what we spent on that facility.

Silke Kueck - JPMorgan Chase & Co. - Analyst

Okay, and how much more is there to go?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

I’d have to check on that, but it’s probably, I don’t know, maybe another $20 million or so.

Silke Kueck - JPMorgan Chase & Co. - Analyst

And my last question is, is there an easier way to discern the equity income from Talison somewhere on your income statement? Like the consolidated income statement showed $2.4 million, and probably there were some adjustments to it. How does one identify what — ?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

I can actually give you the specific numbers on that, if you’d like. We recorded, let’s call it adjusted EBITDA, of $2.9 million. And then, there was an inventory step-up reversal of $2.7 million. And that’s just part of the accounting for the acquisition. And then there was a couple of minor items in terms of interest income and D&A, and that nets down to a very small number on our reported results for the quarter.

In terms of how we have tracked it as an adjusted EBITDA item, the $2.9 million is what’s included in the Lithium EBITDA number. Now, in the future, this will be something that we will continue to disclose, and when you get away from the noise of the acquisition, it’ll become cleaner in terms of just what the EBITDA number is.

Silke Kueck - JPMorgan Chase & Co. - Analyst

Okay, that’s helpful. I’ll get back in the queue. Thanks very much.

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

You’re welcome.

Operator

Thank you. Then we’ll go next to James Sheehan with SunTrust. Please go ahead.

James Sheehan - SunTrust Robinson Humphrey - Analyst

Good morning, Bob. Just wondering, on your outlook for surface treatment and margins seem to be a little bit lower in the second half than in the first half. What’s driving that?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

There’s really nothing specific. We picked up the — the sales growth was pretty good and it really depends upon the mix of the business. But, my sense is for this business, EBITDA margins, between, somewhere in the range of 22% to 24%, and it can fluctuate from one period to the other, is kind of about what we should expect. It’s just a question of how much of what product we sold to which customer in any given period of time; that’s all.

James Sheehan - SunTrust Robinson Humphrey - Analyst

Great; thank you very much.

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

You’re welcome.

Operator

Thank you. Our next question if from Mike Harrison with First Analysis. Please go ahead.

john Harrison - First Analysis Securities - Analyst

Hi, good morning, Bob and Nahla.

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

Hi Mike.

John Harrison - First Analysis Securities - Analyst

Just going back to the question on Talison. Is there any way that you can walk through what the quarterly sales operating income and EBITDA run rates were, so that we can calibrate for the coming forward periods?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

What I can tell you, rather than go through all the — because I think from a quarterly standpoint, the numbers are probably reasonably consistent. There’s not going to be a huge amount of quarterly variances and so on. And, obviously, we want to be careful about what we disclose here because we’re a 49% joint venture in another company, and so it’s a little bit — we need to be a little bit careful about what we talk about.

But, what we have said and what we continue to maintain is that on a full-year basis, for 100% of Talison, their sales should be in the $175 million to $180 million range. And their EBITDA should be in the $75 million to $80 million range. So, that’s what we’ve said before. I think Seifi has said that on previous calls, and as far as I can tell, based on what we’ve seen so far this year, we’re very much on track to hitting those numbers.

John Harrison - First Analysis Securities - Analyst

Okay. And then, looking at your lithium business, it looks like the potash business, the sales picked up a little bit relative to Q1. How much did that contribute to the better margin that we saw in quarter-on-quarter?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

The real better margin, quarter on quarter, was probably — not probably, was due to the EBITDA coming in from Talison. If you take that out, because we don’t have in that number the sales. And the reason for that, of course, is that the accountants don’t worry too much about adjusted EBITDA because it’s a non-GAAP measure, but they get very nervous about when you start putting things into sales. Because it is a GAAP measure.

And that’s fair disclosure. If you take out the Talison EBITDA, you’re probably looking at a margin in the quarter, which is pretty much right on top of what we had in the first quarter.

john Harrison - First Analysis Securities - Analyst

Okay. And then, in terms of the lower butyllithium volumes, and I understand the dynamics there, but just curious what the supply and demand balance looks like globally for that product right now? Are you guys running at pretty low capacity utilization?

And, I believe, you have three butyllithium production sites. Does it make sense to idle one of those?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

We clearly need to look at that. Really, we mentioned this in the first quarter, but, quite honestly, the effect took place in the second quarter. So, it was a fairly big impact for us this quarter. And again, I mean I don’t need to go in to the details, but it was one customer who use it for ag purposes that they have their own compound and it’s a big company, and this kind of stuff happens all the time.

The other parts of our business, the synthetic rubber and the other synthesis activities, are doing extremely well and growing nicely. Clearly, with this customer coming out, we definitely have capacity, and our guys are working really hard on replacing that business. The growth is still very good for the businesses. And by 2015, we should be back where we want to be.

john Harrison - First Analysis Securities - Analyst

All right. Thanks very much.

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

You’re welcome.

Operator

Thank you. We’ll go next to John Buethe with Lorem Ipsum. Go ahead, please.

John Segrich - Lorem Ipsum - Analyst

Hi, guys. It’s actually John Segrich, instead of John. Just a couple of questions, if I could.

First off, there’s been a lot of discussion in the news from Tesla about building its gigafactory and wanting to source raw materials, including lithium out of the US. So, can you maybe help us understand who else would be able to supply the volume of lithium if it isn’t you guys out of the US? And then I’ve got two follow on questions.

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

Sure. First of all, right now, and as far as we know, Tesla — and we, obviously, sell through Panasonic so that’s the guy who you’re getting your stuff from — is focused on lithium hydroxide. Some people use lithium carbonate, they’re using lithium hydroxide. We produce lithium hydroxide at a new facility that we built specifically for this purpose in King’s mountain.

Now, for that one, we get our lithium carbonate that we use, because we produce it from carbonate, we get it from our operation, Silver Peak, Nevada. We could get it from Chile, but, for now, we’re getting it from Silver Peak. And we have I think about 5,000 metric tons at capacity in that location. And so we clearly can provide, as they build their business and as they demand more, we can certainly participate in that growth.

Frankly, the only other people they could get it from, I mean in the short term, besides us, would probably be Chinese suppliers. And, if they get it from Chinese suppliers, that’s great, to some degree, because we’re selling the lithium concentrate from Talison to those Chinese suppliers. So, we will benefit indirectly and support them that way.

I mean it’s possible that other companies like FMC could ramp up production. I don’t really want to comment on what they may or may not do. But, that’s kind of what it comes down to.

John Segrich - Lorem Ipsum - Analyst

Right, okay. And then, secondly, when I look at your business, you guys have been executing great. Your margins are really solid.

The guidance you’ve given, and I know one other question came up about it, it seems to me that you’re guiding conservatively. So, rather than plus or minus, you keep saying minus, but the business kind of keeps coming in better.

As a shareholder, we’re just trying to understand a little bit. Given how well you’re executing, given the growth in the business and, frankly, given how Albemarle hasn’t been executing, can you maybe just walk us through why you think selling the company at such a low premium is justified?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

Sure, let me take the very last part of your question first. Because I think it is kind of important to point out that we, Rockwood, embarked on a program, about 18 months ago, whereby we divested our non-core businesses and we focused on our lithium and surface treatment business.

We executed that strategy, and I think we did a great job in terms of executing it. And I think we got good prices for the businesses that we sold, and we were able to buy back some shares, and we paid down some debt. We’ve invested in our core businesses, and so I think we did all the right things.

And, quite honestly, we were very well rewarded and so were our shareholders rewarded, by that program. And our share price is, quite honestly, has done very, very, very well if you look at it over the last 18 months.

I think in 2013, our share price was up something like 47%, 48%, compared to a strong market, but we were way above the market. And from a trailing multiple standpoint, our multiple has ratcheted way, way up compared to anybody. So, when we did the deal with Albemarle, even though somebody could argue that while the price premium wasn’t that high, the fact of the matter is, is that the margin we achieved for the business, built on what we had accomplished over the last 18 months and what that meant for a share price, I think was very, very excellent. So, we felt it was a really good transaction from a shareholder perspective standpoint.

As far as why it makes sense given that we’ve been executing, the fact of the matter is, is that we have two great businesses, and we spent a lot of time in diligence. This was all reciprocal, by the way, and management presentations, with the Albemarle folks. And we think, we got very comfortable with the potential for those businesses, the catalyst business, the bromine business, and what they can do with it.

And we actually think that, in many ways, the combination of these businesses creates such a powerful specialty chemical company, that it will have great appeal for investors in terms of wanting to invest in this space. And the growth rates in these businesses over the next years should be quite spectacular. You’ll have a bigger company; you’ll have more resources; you’ll have — just everything will be better.

And our view was, is that when we couldn’t think of a better way to have our businesses benefit and go into the future than in combination with these people. I mean this doesn’t happen overnight. We spent a lot of time looking at this and all this will come out when the proxy and what Nahla was talking about earlier, when all of that stuff gets filed, there’ll be tons of details. But, we’re pretty excited about the potential for this thing.

John Segrich - Lorem Ipsum - Analyst

Great, thanks.

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

You’re welcome.

Operator

Thank you. We have a follow-up from Bob Koort with Goldman Sachs. Go ahead, please.

Neal Sangani - Goldman Sachs - Analyst

Thanks. It’s actually Neal Sangani with the follow-up.

I’m curious on the plans for Tesla and Panasonic, are they going to stick with this lithium hydroxide battery? Or is that still a variable you’re going to wait on before you make a decision on where you build the hydroxide plant or whether you build that or carbonate?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

We are heavily, actively engaged with both Tesla and with Panasonic on where they’re going and what they’re planning on doing. As far as we know, as far as we’re concerned, lithium hydroxide is where they’re going, and that is what we are focused on. The new facility that we build is going to be built to — getting back to what I said before about the right place from a logistical standpoint, government, all of those factors still weigh in there.

But, to the degree that it makes sense, it will be so that from a logistical standpoint, it supports the Tesla story. I mean Tesla is a very important component in the whole electric vehicle thing. And, we think supporting them and developing with them is extremely important for the long term future of this.

Neal Sangani - Goldman Sachs - Analyst

And just a broader question on them supplying batteries to other auto OEMs or auto OEMs potentially developing their own electric vehicle batteries. Do you have any preliminary thoughts or any insight into what you’re seeing based on your discussions with them or other potential suppliers on what the end game for this electric vehicle revolution might be?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

I don’t know that I have any specific insights. This is something which is developing, and we’ve always said it’s going to take a long time. It’s not going to happen — I mean look, they’re talking about ramping from 30,000 to 100,000 vehicles next year. There’s 85 million vehicles produced in the world.

So, not to down-play it, but the fact of the matter is, is that it’s not going to happen overnight. This is going to develop over a period of time.

From our perspective, what we want to do is to be the lithium provider of choice, so that we have the — and we spent the last several years, a long time, developing the resource that we have. What we do in Chile, getting involved with Talison, this was a fundamental step in terms of being able to be the lithium provider, in terms of all of these applications.

Now, we’re working on some of our capacity activities, and so we’ll continue in that regard. And, as things develop, we want to make sure that we have our share of everything that’s happening.

Neal Sangani - Goldman Sachs - Analyst

All right. Thank you.

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

You’re welcome.

Operator

Thank you. And, we have a question now from Chris Shaw with Monness Crespi. Go ahead, please.

Chris Shaw - Monness, Crespi, Hardt & Co. - Analyst

Hey, Bob, hi Nahla. Do you guys know yet who might be from Rockwood appointed to the Albemarle board?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

From what I understand, we have 11 board members. I believe three of them will come from Rockwood. And, quite honestly, Chris, all of that stuff will be disclosed when all of these filings are disclosed. That’s as far as I can say or will say.

Chris Shaw - Monness, Crespi, Hardt & Co. - Analyst

Okay and then this might be a stupid question. Since the butyllithium sales are down, and your lithium capacity is running at close to full capacity, how does that work? You say you want to find new customers for the butyllithium as well. But can you not shift the lithium — can you not shift the butyllithium to somehow, I know it’s a different product, but the lithium that goes into butyllithium to the battery grade side right away? Or is it just completely apples and oranges —?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

Yes. It’s kind of apples and oranges because we start with the brine, and, in this case, we start with the brine in Chile. And then we get into this technical grade lithium chloride.

And the lithium grade chloride is what goes into the lithium metal, and the lithium metal is what eventually winds up in the butyllithium. So, it’s a different chain in the process.

So, our issue is not if we shift from one to the other because it’s really about the hydroxide and that type of thing. In the short term, we’re not really missing anything at this point.

Chris Shaw - Monness, Crespi, Hardt & Co. - Analyst

I know you answered the important question, but is there anything that would preclude Seifi from being able to be on the Albemarle board.

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

Honestly, I’m not going to talk about any of that stuff. All of that is in the hands of the lawyers and everybody else with these filings and that’s —.

Chris Shaw - Monness, Crespi, Hardt & Co. - Analyst

Okay, understood. Thanks, Bob.

Operator

Thank you. Our next question is from Richard O’Reilly with Revere Associates. Go ahead, please.

Richard O’Reilly - Revere Associates - Analyst

Good morning, and thank you. On the surface treatment business, can you talk about how different geographies are doing? Because traditionally you’re big in Europe and Germany.

Are you seeing it in the US? Can you talk more about on a global basis?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

What I can tell you is, is that — and I would say that while we are big in Europe and so on, our surface treatment business is really a global business. We have a big operation in the United States. We just built that new facility in Michigan. They’re probably running at, I don’t know, about 80%, 85% of capacity at this point.

We have an operation in Mexico. We have an operation in Brazil that we built a few years ago. We have operations throughout Asia. We have operations in Turkey.

And, we just bought out the other half of our Indian joint venture. And, so what the strategy has been and continues to be, we go where our customers are.

So, if we have a facility in Mexico, it’s because we have customers in Mexico. We don’t go to Mexico and say, let’s see what we can figure out. So, what I would say is, is that as you look at the global economy, and then you look at automobile production, you look at aerospace production, you look at general industrial production, our trends basically follow and mimic those end markets.

There is no magic to it. That’s just the way it is.

Now, where we have benefited is by moving into these markets, like I said, and, quite honestly, take — doing a better job than what the local competitors have been doing and getting that business. So, as I think about our Indian operation, not only were we able to benefit from including them in our full sales, but we think that there’s big growth opportunities there.

So our growth rate is not just a function of, let’s say, GDP or general industrial production. And it’s pretty much solid everywhere we are. I can’t say that, well we’re down in North America but we’re up in Germany or any of those kinds of things. I wouldn’t say that.

Richard O’Reilly - Revere Associates - Analyst

Would you say you’re seeing a benefit from re-shoring or the return of manufacturing to the US? Do you think you’re seeing any of that?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

Well, again, I wouldn’t say in the US we could sit here right now and say that we’re seeing that because it’s probably way too premature for that. But, I guess what I am saying is, is that as economic activity continues to grow, wherever it is in the world, we’re there. And, we will participate and take advantage of that.

Richard O’Reilly - Revere Associates - Analyst

Second question, a quick, asking to you repeat something. I missed — what did you say the battery, lithium battery sales or volumes were up year-over-year?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

The battery sales, the battery grade sales, in the second quarter, were up a little more than 20% year-over-year. And, on a year-to-date basis, they were up about 25%.

Richard O’Reilly - Revere Associates - Analyst

Okay. Fine. Thank you for explaining that.

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

You’re quite welcome.

Richard O’Reilly - Revere Associates - Analyst

Thank you. Good day.

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

Thank you.

Operator

Thank you, and next we have Rosemarie Morbelli with Gabelli and Company. Go ahead, please.

Rosemarie Morbelli - Gabelli & Co. - Analyst

Good morning all, and thank you for taking my question. I was wondering on the general industrial side, Bob, is there some kind of a lag between your operations and when they actually translated into new equipment? Because when we talk to other companies, whether it is coatings or not, general industrial has not really picked up, and yet, you have strong business on the surface treatment side.

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

The way our business operates, we’re right there with the manufacturer. So, as their business goes, it’s instantaneous as far as we’re concerned.

We have the good fortune, in terms of managing our mix of customers. For example, we’re heavily focused on the German automobile manufacturers, less so, much less so on the North American manufacturers.

And, as those guys have done really well expanding their operations around the world and posting good sales growth, we have participated in that. So, I would say that there’s no big lag or anything between what we do and what they do because we’re pretty much right on top of what they’re doing.

Rosemarie Morbelli - Gabelli & Co. - Analyst

Okay. That is very helpful. Thanks.

And, I was wondering on the organometallic side, is that a similar type of product line? I mean similar to Albemarle? And [gim] too are meaning that they go into a catalyst or is it something totally different?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

Listen, I am, obviously, not a chemist, but my understanding —.

Rosemarie Morbelli - Gabelli & Co. - Analyst

Neither am I.

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

My understanding is, is that there are similarities there, and it’s something that needs to be explored further.

Rosemarie Morbelli - Gabelli & Co. - Analyst

So, there was comment about the fact that there is excess capacity on the organometallics going into catalyst, and so this is not where you are at the moment?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

Right.

Rosemarie Morbelli - Gabelli & Co. - Analyst

Okay, great, thanks.

Operator

(Operator Instructions)

We’ll go next to James Sheehan with SunTrust. Go ahead, please.

James Sheehan - SunTrust Robinson Humphrey - Analyst

Thank you. Bob, last quarter, Seifi offered an outlook of 50% earnings growth, and a portion of that depended on share buybacks and things. I was just wondering if you could update your thoughts on the earnings growth of the two base businesses, obviously without — just organically?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

I remember that with Seifi because I probably prepared that schedule for him. The businesses organically, I think — let’s go with the top line.

Surface treatment, obviously, had a great quarter. In more normal terms, you’re probably looking at a business that should be growing somewhere in the 5% to 8% range.

As far as our Lithium business is concerned, we’ve said that the business, excluding any uptick from the electric vehicles, is going to be in the 5.5% to 8% range. Obviously, we got to get beyond the potash and the butyllithium thing. We think we can deal with the butyllithium thing by next year. So, that’s the kind of top line growth we would expect from those businesses.

In our business, the whole name of the game is sales growth. Because once you get past the sales growth, we don’t have a lot of raw material fluctuations; there’s not a lot of SG&A or other kinds of things, so that should just translate pretty much from that down to the earnings growth. My sense is, is that I am very optimistic about what these businesses can do next year.

James Sheehan - SunTrust Robinson Humphrey - Analyst

Thank you.

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

You’re welcome.

Operator

Mr. Zatta, that does conclude our Q&A session. Please go ahead with any closing remarks.

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

Thank you, Kathy. And, again, thank you all for joining our call.

I just want to reiterate what I was saying during my prepared remarks, as well as in the Q&A session. We are very pleased with the solid performance that Rockwood continues to deliver. And we have great expectations that they will continue to deliver those results, well into the future, with all of the potential opportunities that we discussed.

We are very, very excited about the transaction with Albemarle. And we think we’re going to create really a top notch premiere specialty chemical company and one that for many, many years to come, I think, people are going to be extremely pleased with.

Thank you all very much. And talk to you next time.

Operator

Thank you. And ladies and gentlemen, that does conclude our conference for today. Thank you for your participation and for using AT&T executive teleconference. You may now disconnect.

Forward-Looking Statements

This transcript contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts may be forward-looking statements. Words such as “may,” “will,” “should,” “could,” “likely,” “anticipates,” “intends,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “projects,” “predicts” and “outlook” and similar words and expressions are intended to identify forward-looking statements. Examples of our forward-looking statements include, among others, statements relating to our outlook, our future operating results on a segment basis, growth prospects, our future Adjusted EBITDA and free cash flows, our share repurchase plans, our use of cash and our strategic initiatives. Although they reflect Rockwood’s current expectations, they involve a number of known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied, and are not guarantees of future performance. These risks, uncertainties and other factors include, without limitation, Rockwood’s business strategy; our ability to complete our previously announced divestiture; our uses of the cash and cash equivalents from the completed or expected to be completed divestitures; the prospects of and our outlook for our businesses; changes in general economic conditions in Europe and North America and in other locations in which Rockwood currently does business; competitive pricing or product development activities affecting demand for Rockwood’s products; technological changes affecting production of Rockwood’s materials; fluctuations in interest rates, exchange rates and currency values; availability and pricing of raw materials; governmental and environmental regulations and changes in those regulations; fluctuations in energy prices; changes in the end-use markets in which Rockwood’s products are sold; hazards associated with chemicals manufacturing; Rockwood’s ability to access capital markets; Rockwood’s high level of indebtedness; risks associated with negotiating, consummating and integrating acquisitions; risks associated with competition and the introduction of new competing products, especially from the Asia-Pacific region; risks associated with international sales and operations; risks associated with information security and the risks, uncertainties and other factors discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Rockwood’s periodic reports filed with or furnished to the Securities and Exchange Commission.

This transcript also contains certain forward-looking statements with respect to the financial condition, results of operations and business of Albemarle, Rockwood and the combined businesses of Albemarle and Rockwood and with respect to the transaction and the anticipated consequences and benefits of the transaction, the targeted close date for the transaction, product development, changes in productivity, market trends, price, expected growth and earnings, cash flow generation, costs and cost synergies, portfolio diversification, economic trends and outlook. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Albemarle or Rockwood to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, without limitation: the receipt and timing of necessary regulatory approvals; the ability to finance the transaction; the ability to successfully operate and integrate Rockwood’s operations and realize estimated synergies; changes in economic and business conditions; changes in financial and operating performance of major customers and industries and markets served by Albemarle or Rockwood; the timing of orders received from customers; the gain or loss of significant customers;

competition from other manufacturers; changes in the demand for products; limitations or prohibitions on the manufacture and sale of products; availability of raw materials; changes in the cost of raw materials and energy; changes in markets in general; changes in laws and government regulation impacting operations or products; the occurrence of claims or litigation; the occurrence of natural disasters; political unrest affecting the global economy; political instability affecting manufacturing operations or joint ventures; changes in accounting standards; changes in the jurisdictional mix of the earnings of Albemarle or Rockwood and changes in tax laws and rates; volatility and substantial uncertainties in the debt and equity markets; technology or intellectual property infringement; and decisions that Albemarle or Rockwood may make in the future. In addition, certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in Albemarle’s SEC reports, including, but not limited to, in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K filed by Albemarle with the SEC on February 25, 2014.

These forward-looking statements speak only as of the date of this transcript. Rockwood expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Important Information for Stockholders and Investors

Nothing in this transcript shall constitute a solicitation to buy or subscribe for or an offer to sell any securities of Albemarle or Rockwood or a solicitation of any vote or approval. In connection with the proposed transaction, Albemarle and Rockwood will file a joint proxy statement/prospectus and other relevant documents concerning the proposed transaction with the Securities and Exchange Commission (“SEC”), and Albemarle will file a Registration Statement on Form S-4 with the SEC. STOCKHOLDERS OF EACH COMPANY AND OTHER INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT, JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) REGARDING THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders and investors will be able to obtain a free copy of the registration statement and joint proxy statement/prospectus, as well as other filings containing information about Albemarle and Rockwood, without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the registration statement and joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by directing a request to Albemarle Corporation, 451 Florida Street, Baton Rouge, Louisiana 70801, USA, Attention: Investor Relations, Telephone: +1 225-388-7322, or to Rockwood Holdings, Inc., 100 Overlook Center, Princeton, New Jersey 08540, USA, Attn: Investor Relations, Telephone +1 609-524-1109.

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Albemarle, Rockwood, their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Albemarle’s directors and executive officers is available in its proxy statement filed with the SEC by Albemarle on March 28, 2014, and information regarding Rockwood’s directors and executive officers is available in its proxy statement filed with the SEC by Rockwood on March 28, 2014. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available. These documents can be obtained free of charge from the sources indicated above.